Exhibit 4.5

Fourth Supplemental Indenture
Dated as of November 21, 2016
FOURTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of November 21, 2016, between The WhiteWave Foods Company, a Delaware corporation (the "Company"), and Wells Fargo Bank, National Association, a national banking association, as trustee (the "Trustee").
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Base Indenture" and, as supplemented by the First Supplemental Indenture (as defined below), the Second Supplemental Indenture (as defined below) and the Third Supplemental Indenture (as defined below), the "Indenture"), dated as of September 17, 2014, providing for the issuance from time to time of series of its Securities;
WHEREAS, the Company and the Guarantors (as defined in the First Supplemental Indenture) have heretofore executed and delivered to the Trustee a supplemental indenture (the "First Supplemental Indenture"), dated as of September 17, 2014, providing for the issuance of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the "Notes");
WHEREAS, the Company and Turtle Mountain, LLC ("Turtle Mountain") have heretofore executed and delivered to the Trustee a supplemental indenture (the "Second Supplemental Indenture"), dated as of January 23, 2015, providing for the guarantee by Turtle Mountain of the obligations of the Company under the Notes and the Indenture;
WHEREAS, the Company and Vega US, LLC ("Vega") have heretofore executed and delivered to the Trustee a supplemental indenture (the "Third Supplemental Indenture"), dated as of October 16, 2015, providing for the guarantee by Vega of the obligations of the Company under the Notes and the Indenture;
WHEREAS, Section 14.02 of the Indenture provides that, with the consent of the Holders (evidenced as provided in Article VIII of the Indenture) of a majority in aggregate principal amount of the Outstanding Securities of each Series affected by such supplemental indenture voting separately, the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of such series to be affected (subject to certain limited exceptions, none of which provisions are implicated hereby);
WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated November 14, 2016 (the "Consent Solicitation Statement") and the related Consent Letter (as defined in the Consent Solicitation Statement) from Holders representing at least a majority in aggregate principal amount of the Outstanding Notes (the "Consenting Holders");
WHEREAS, it is provided in Section 8.04 of the Indenture that, after an amendment, supplement, waiver or other action becomes effective as to any series of Securities, a consent to it by a Holder of such series of Securities is a continuing consent conclusive and binding upon such Holder and every subsequent

Holder of the same Securities or portion thereof, even if notation of the consent or waiver is not made on any such Security;
WHEREAS it is further provided in Section 8.04 of the Indenture that an amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder;
WHEREAS the Company desires to execute this Supplemental Indenture embodying the modifications of the Indenture approved as aforesaid and have requested that the Trustee execute this Supplemental Indenture pursuant to Section 14.03 of the Indenture; and
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments. Subject to Section 3 below, the Indenture is hereby amended as follows:

(a)Section 1.01 of the Base Indenture is hereby amended with respect to the Notes by adding the following definitions:
Danone:
The term "Danone" means Danone S.A., a société anonyme organized under the laws of France.
Merger:
The term "Merger" means the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, pursuant to the Merger Agreement.
Merger Agreement:
The term "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of July 6, 2016, by and among the Company, Danone and Merger Sub.
Merger Sub:
The term "Merger Sub" means July Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Danone.
Permitted Holders:
The term "Permitted Holders" means (a) so long as Danone has executed a counterpart of this Indenture or an indenture supplemental hereto in order to provide the Da-none Guarantee, (i) Danone and/or (ii) any of its Subsidiaries and (b) otherwise, no Persons.

(b)Article X of the Base Indenture is hereby amended with respect to the Notes by adding the following new Section 10.04 immediately following Section 10.03 of the Indenture:
SECTION 10.04. Guarantor Reports.
(a)    Anything in this Indenture to the contrary notwithstanding, if Danone has executed a counterpart of this Indenture or an indenture supplemental hereto in order to provide the Danone Guarantee, then, from and after the time of such execution, for as long as the Danone Guarantee is in effect, Section 4.04 (SEC Reports) of the First Supplemental Indenture (as defined below) shall not apply and the Company shall not be required to comply with Section 4.04 (SEC Reports) of the First Supplemental Indenture; however, Danone shall post on its website English language translations of all annual reports, semi-annual reports and other reports and information that it is required to publish under the rules of the French Financial Markets Authority (Autorité des marchés financiers) and the French Commercial Code (Code de commerce) with respect to the public re-porting obligations of companies whose securities are listed on the regulated market of the Euronext Paris stock exchange, and such translations shall be so posted (i) within the time periods specified by such rules for the publication of such annual reports, semiannual reports and other reports and information and (ii) simultaneously with or promptly after such annual reports, semi-annual reports or other reports or information are so published. The Trustee shall have no responsibility to ensure that such postings have occurred.
For the purposes of this Section 10.04, "First Supplemental Indenture" means the First Supplemental Indenture dated as of September 17, 2014 relating to the issuance of a series of Securities designated the "5.375% Senior Notes due 2022".
(b)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer's Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company's compliance with its covenants hereunder or any reports, information or other documents posted on any website or datasite under this Indenture.
(c)The Base Indenture is hereby amended with respect to the Notes by adding the following new Article XVII immediately following Article XVI of the Indenture:
ARTICLE SEVENTEEN
GUARANTEES OF SECURITIES
SECTION 17.01. Danone Guarantee.
(a)    This Section 17.01, and the guarantee provided for herein (the "Danone Guarantee"), shall become effective upon the execution of a counterpart of this Indenture or an indenture supplemental hereto by Danone in order to provide such Danone Guarantee.
(b)    Subject to this Section 17.01, upon executing a counterpart of this Indenture or an indenture supplemental hereto in order to provide the Danone Guarantee, Da-none hereby unconditionally guarantees, on an unsecured, unsubordinated basis, to each Holder of a

Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities held thereby and the obligations of the Company hereunder and thereunder, that: (i) the principal of, premium, if any, and interest on the Securities shall be promptly paid in full when due, subject to any applicable grace period, whether at the Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of and premium, if any, and (to the extent permitted by law) interest on the Securities, and all other payment obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at the Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, Danone will be obligated to pay the same immediately.
Danone hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of Danone. Danone further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Danone Guarantee will not be discharged except by complete performance of the obligations contained in the Securities and this Indenture.
If any Holder or the Trustee is required by any court or otherwise to return to the Company, Danone, or any Custodian, Trustee or other similar official acting in relation to either of the Company or Danone, any amount paid by the Company or Danone to the Trustee or such Holder, the Danone Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Danone further agrees that, as between Danone, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7.02 hereof for the purposes of this Danone Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 7.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by Da-none for the purpose of this Danone Guarantee.
Danone shall be subrogated to all rights of the Holders of the Securities against the Company in respect of any amount paid by Danone on account of such Securities pursuant to the provisions of this Danone Guarantee or this Indenture; provided, however, that Danone shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and any premium and interest on, all Securities issued hereunder and all other payment obligations of the Company to the Holders or the Trustee under this Indenture or all Securities issued hereunder shall have been paid in full.

Danone also agrees to pay the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 17.01.
(c)    To evidence the Danone Guarantee set forth in this Section 17.01, Da-none hereby agrees that a notation of such Danone Guarantee substantially in the form set forth in paragraph (e) of this Section 17.01 will be endorsed by manual or facsimile signature by an authorized signatory of Danone on each Security authenticated and delivered by the Trustee following the effectiveness of the Danone Guarantee.
Danone hereby agrees that the Danone Guarantee set forth in this Section 17.01 will remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Danone Guarantee. If an authorized signatory whose signature is on the notation of the Danone Guarantee no longer holds that office at the time the Trustee authenticates the Security on which a notation of the Danone Guarantee is endorsed, the Danone Guarantee will be valid nevertheless.
The delivery of any Security by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Danone Guarantee set forth in this Indenture on behalf of Danone.
(d)    This Guarantee will automatically be released and terminate upon and in connection with the Company's exercise of its defeasance option or covenant defeasance option under Article XII of this Indenture or if the Company's obligations under this Indenture are discharged in accordance with the terms of this Indenture.
Upon any occurrence giving rise to a release as specified above and delivery of an Officer's Certificate and an Opinion of Counsel each stating that all conditions precedent herein provided for relating to a release as specified above shall have been satisfied, the Trustee will execute any documents reasonably requested in order to evidence or effect such release, discharge and termination in respect of such Danone Guarantee. Neither the Company nor Danone will be required to make a notation on the Securities to reflect any such release, termination or discharge.
(e)    Form of notation of Danone Guarantee:
Subject to the limitations set forth in the Indenture referred to in the Security upon which this notation is endorsed, Danone S.A. has unconditionally guaranteed: (i) the due and punctual payment of the principal of, premium, if any, and interest on the Securities, whether at the Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest if lawful, on the Securities, (iii) the due and punctual payment or performance of all other payment obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in the Indenture, and (iv) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at the Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. This Danone Guarantee is subject to the limitations set forth in the Indenture, including Section 17.01 thereof.

DANONE S.A.

By:
Name:
Title:

(d)The definition of "Change of Control" in Section 1.02(e) of the First Supplemental Indenture is hereby amended and restated as follows:
Change of Control:
The term "Change of Control" means the occurrence of any of the following:

(1)
any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any of the Permitted Holders, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)
individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (a) in the case of a merger or consolidation transaction, either (x) any of the Permitted Holders or (y) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (b) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of either (x) any of the Permitted Holders or (y) the transferor of such assets.
Notwithstanding the foregoing, (A) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Subsidiary of a holding company or other Person, (ii) such holding company or other Person beneficially owns, directly or indirectly, 100% of the Capital Stock of the Company and (iii) upon completion of such transaction, the ultimate beneficial ownership of the Company has not been modified by such transaction and (B) the Merger (and each transaction in connection therewith or related thereto) shall not constitute a Change of Control so long as Danone has executed a counterpart of this Indenture or an indenture supplemental hereto in order to provide the Danone Guarantee.
(e)The definition of "Principal Property" in Section 1.02(e) of the First Supplemental Indenture is hereby amended and restated as follows:
Principal Property:
The term "Principal Property" means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing, packaging, production or storage, in each case located in the United States, and owned or leased or to be owned or leased by the Company or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds 2.5% of the Consolidated Tangible Assets of the Company as shown on the consolidated balance sheet contained in the Company's most recent financial statements filed with the SEC (or, if Danone has executed a counterpart of this Indenture or an indenture supplemental hereto in order to provide the Danone Guarantee, then, from and after the time of such execution, for as long as the Danone Guarantee is in effect, as shown on such consolidated balance sheet of the Company otherwise made available by the Company, in its sole discretion, to the Trustee and Holders), other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise.
(f)Section 5.01(e) of the First Supplemental Indenture is hereby amended and restated as follows:
(e)    the Company or any of the Guarantors default in the performance of, or breaches, any of their covenants and agreements, or Danone defaults in the performance of, or breaches, any of its covenants and agreements, in each case, in respect of the Notes or the Danone Guarantee, as applicable, contained in the Indenture (including any indenture supplemental thereto), the Notes or the Danone Guarantee (other than those referred to in clause (a) of Section 7.01 of the Base Indenture or clauses (a), (b), (c) or (d) above), and such default or breach continues for a period of 60 days after a Notice of Default is given;
3.Effectiveness. This Supplemental Indenture shall become effective upon execution by all parties hereto. The provisions of Section 2 of this Supplemental Indenture shall become effective upon (i) completion of the Merger (as defined in the Consent Solicitation Statement) and (ii) the payment of the Consent Fee (as defined in the Consent Solicitation Statement) by the Company, or another Person acting on behalf of the Company, to the Paying Agent (as defined in the Consent Solicitation Statement) for the benefit of the Consenting Holders.

4.No Recourse Against Others. No recourse shall be had for the payment of the principal of, or the premium, if any, or interest on, the Notes or for any claim based thereon or otherwise in respect thereof or of the Indebtedness represented thereby, or upon any obligation, covenant or agreement of the Notes, the Guaranties, this Supplemental Indenture or the Indenture, against any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company or any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Supplemental Indenture, the Indenture, the Notes and the Guaranties are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company, any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, because of the incurring of the Indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in this Supplemental Indenture, the Indenture, the Notes or the Guaranties, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such director, officer, employee, incorporator, member or stockholder is, by the acceptance of the Notes and as a condition of, and as part of the consideration for, the execution of this Supplemental Indenture and the Indenture and the issue of the Notes and the Guaranties expressly waived and released.
4.    New York Law to Govern; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.
5.Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
The WhiteWave Foods Company
By: /s/ David C. Oldani

Name:    David C. Oldani
Title:    Senior Vice President - Treasurer &
Investor Relations
Wells Fargo Bank, National Association,
as Trustee
By: /s/ Wells Fargo Bank, National Association
Authorized Signatory